424(B)(3)
                                                                        33-89510
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EQUI-VEST(R) Employer-Sponsored Retirement Programs

SUPPLEMENT DATED MAY 6, 2004 TO THE EQUI-VEST(R) EMPLOYER-SPONSORED
RETIREMENT PROGRAMS PROSPECTUS DATED MAY 1, 2004 AND THE
EQUI-VEST(R) VANTAGESM ADDITIONAL CONTRIBUTIONS TAX-SHELTERED (ACTS)
PROGRAM SUPPLEMENT DATED MAY 1, 2004.
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This Supplement modifies certain information contained in the Prospectus dated
May 1, 2004, for the EQUI- VEST(R) Employer-Sponsored Retirement Programs offered by The Equitable Life Assurance Society of the United States and the EQUI-VEST(R) Vantage(SM) Additional Contributions Tax-Sheltered (ACTS) Program Supplement, dated May 1, 2004 (together, the "Prospectuses"). Unless otherwise indicated, all other information included in the Prospectuses remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectuses. You should keep this Supplement with your Prospectuses. We will send you another copy of any prospectus or supplement, without charge, upon request.

o The first sentence of Item 7 of the EQUI-VEST(R) Vantage(SM) Additional Contributions Tax Sheltered (ACTS) Program Supplement, dated May 1, 2004 is deleted in its entirety and replaced with the following sentence:

  "The minimum yearly guaranteed interest rate for 2004 is equal to 3.0%."



























           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                          1290 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10104
                                 (212) 554-1234
   COPYRIGHT 2004. THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES.
                              ALL RIGHTS RESERVED.
EQUI-VEST(R) IS A REGISTERED SERVICEMARK OF THE EQUITABLE LIFE ASSURANCE
                         SOCIETY OF THE UNITED STATES.

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